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DESCRIPTION OF SECURITIES
The following description summarizes certain key terms of the share capital and other securities referenced of MariaDB plc (referred to herein as “us,” “our,” “we,” or the “Company”). The rights of our shareholders are governed by the laws of Ireland and the constitution of MariaDB plc adopted on December 16, 2022, and comprised of a memorandum of association and articles of association (the “Memorandum and Articles of Association”). This summary of the rights of MariaDB's shareholders is qualified by reference to the complete text of our Memorandum and Articles of Association, which is filed as an exhibit to our Annual Report on Form 10-K and incorporated by reference herein, and the applicable provisions of Irish law.
As a result of the Business Combination with Angel Pond Holding Corporation (“APHC”), pursuant to the Business Combination Agreement, dated as of January 31, 2022, as amended by Amendment No.1 to Business Combination Agreement dated as of December 9, 2022, by and among APHC, the Company, and the other parties thereto (the “Merger Agreement”), the Company is deemed to have assumed 7,310,297 warrants for Ordinary Shares that were held by Angel Pond Partners LLC, APHC's sponsor, at an exercise price of $11.50 (the “Private Placement Warrants”) and warrants for Ordinary Shares held by Angel Pond Holding Corporation’s shareholders at an exercise price of $11.50 (the “Public Warrants”, and together with the Private Warrants, the “Public and Private Warrants”). In accordance with the warrant agreements, the Public and Private Warrants expire five years after the completion of the Business Combination. The rights of the holders of Public Warrants and Private Placement Warrants are governed by the laws of the State of New York, being the governing law of the warrant-related agreements described herein, which are filed as exhibits to our Annual Report on Form 10-K and incorporated by reference herein.
In addition, certain of the rights described below are qualified by the provisions of the senior secured promissory note (the “RP Note”) issued to RP Ventures LLC (the “RP Ventures”), which is filed as an exhibit to our Annual Report on Form 10-K and incorporated by reference herein, including, among others, certain limitations regarding the ability of the Company to (i) declare or distribute dividends or make certain other restricted payments, redeem or repurchase securities, (ii) be party to a merger, consolidation, division or other fundamental change, (iii) make certain modifications to the Company’s organizational documents or indebtedness, (iv) engage in certain transactions with affiliates, (v) establish or acquire any subsidiary, and (vi) issue equity interests, as well as those described below.
Authorized and Outstanding Stock
Our authorized share capital consists of:

●	500,000,000 ordinary shares with a nominal value of $0.01 each (the “Ordinary Shares”);

●	100,000,000 undesignated preferred shares with a nominal value of $0.0001 each (the “Preferred Shares”); and

●	25,000 deferred ordinary shares with a nominal value of €1.00 each (the “Deferred Share”).

We may allot and issue new shares up to the maximum authorized but unissued share capital contained in the Memorandum and Articles of Association. The maximum authorized share capital may be increased or reduced from time to time by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of our shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).
Ordinary Shares
The Ordinary Shares rank pari passu in all respects and (i) subject to our right to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting of shareholders and the authority of our board of directors and the chairperson of the meeting to maintain order and security, include the right to attend any general meeting and to exercise one vote per Ordinary Share held at any general meeting of shareholders, (ii) include the right to participate pro rata in all dividends declared by us and (iii) include the right, in the event of our winding up, to participate pro rata in the total assets available for distribution. The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by our board of directors from time to time.

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Preferred Shares
The Preferred Shares may be allotted and issued in one or more classes or series designated by our board of directors, and our board of directors may fix, for each such class or series, such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series.
Deferred Shares
The Deferred Shares have been authorized to satisfy the minimum statutory capital requirements for all Irish public limited companies. Under the Memorandum and Articles of Association, a holder of Deferred Ordinary Shares will: (i) not be entitled to receive notice of, attend, speak or vote at, any general meeting of the shareholders, (ii) not be entitled to receive any dividend or other distribution declared, made or paid by us and (iii) have no rights to participate in the total assets on a winding-up of, or other return of capital by, us, save in respect of the nominal value paid-up on such shares.
Fractional Shares
Irish law does not recognize fractional shares held of record. Accordingly, the Memorandum and Articles of Association does not provide for the issuance of fractional shares, and our register of members (i.e., share register) will not reflect any fractional shares.
Restricted Voting Ordinary Shares
If a shareholder or other person proposes to acquire Ordinary Shares, or any interest therein, which would result in:

a)	that person, alone or together with any person(s) acting in concert (within the meaning of the Irish Takeover Rules) with that person, holding, directly or indirectly, shares representing 30% or more of the voting rights in the Company; or

b)	where a person, alone or together with any person(s) acting in concert with such person, already hold(s) shares representing 30% or more of the voting rights in the Company, in the percentage of the voting rights in the Company held, directly or indirectly, by such person, alone or together with its concert parties, increasing by more than 0.05% within a 12-month period,
(such person as described in a) or b), being a “Restricted Shareholder”), the provisions of regulation 6 of the Memorandum and Articles of Association shall apply to the effect that any such Ordinary Shares shall be issued as “Restricted Voting Ordinary Shares”, carrying no rights to receive notice of or to attend or vote at any general meeting of the Company, unless (i) the Restricted Shareholder and/or its concert parties makes a mandatory offer to the other shareholders in accordance with Rule 9 of the Irish Takeover Rules or (ii) the Company obtains the approval of the Irish Takeover Panel for a waiver of the obligation to make a Rule 9 mandatory offer. Any share certificates to be issued in respect of such Ordinary Shares shall bear a legend making reference to the shares as “Restricted Voting Ordinary Shares”.
The restrictions continue until the occurrence of certain re-designation events, being (i) the transfer of the Restricted Voting Ordinary Shares from a Restricted Shareholder to a shareholder or other person who or which is not a Restricted Shareholder, (ii) an event whereby a person ceases to be a Restricted Shareholder (but only in respect of the maximum number of Restricted Voting Ordinary Shares that can be re-designated without the former Restricted Shareholder becoming a Restricted Holder again) and (iii) a Restricted Shareholder and/or its concert parties making a subsequent mandatory offer to the other shareholders in accordance with Rule 9 of the Irish Takeover Rules or the Company obtaining the subsequent approval of the Irish Takeover Panel for a waiver of the obligation to make a Rule 9 mandatory offer, and in either such case, the Irish Takeover Panel consenting to the re-designation of the Restricted Voting Ordinary Shares as Ordinary Shares without restrictions.
For more details on the Rule 9 mandatory offer requirements, see below in this section under the “The Irish Takeover Rules and the Substantial Acquisition Rules - Mandatory Offer Requirements”.

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Directors’ Allotment Authority
Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by an ordinary resolution of its shareholders. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution of the company’s shareholders.
The Memorandum and Articles of Association authorizes our directors to allot and issue new shares and rights to subscribe for, or convert any security into, new shares up to the maximum of authorized but unissued share capital for a period of five years from the date of adoption the Memorandum and Articles of Association. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved.
Statutory Pre-emption Rights
Subject to certain exceptions, Irish law provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any security into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically disapplied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”). Such general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution of the company’s shareholders.
The Memorandum and Articles of Association disapplies statutory pre-emption rights up to the maximum of our authorized but unissued share capital for a period of five years from the date of adoption of the Memorandum and Articles of Association. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a statutory pre-emption disapplication may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved. If the disapplication is not renewed, any further equity securities proposed to be issued for cash will require to be first offered to our shareholders at the relevant time on a pro rata basis to their then existing shareholdings before the equity securities may be issued to non-shareholders.
Statutory pre-emption rights do not apply to: (i) equity securities to be issued for non-cash consideration (such as in a share-for-share acquisition), (ii) non-equity shares (i.e., shares which as respects dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or convert any security, into non-equity shares or (iii) shares to be issued pursuant to an employees’ share scheme and rights to subscribe for, or convert any security, into such shares.
Options and Share Warrants
Under the Memorandum and Articles of Association, subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. In addition to the requirements for our directors to be authorized to allot new shares (or rights to subscribe for, or convert any security into, new shares) and the disapplication of statutory pre-emption rights, we will be subject to the requirements of the rules of the NYSE and U.S. federal tax laws that require shareholder approval of certain equity plans and share issuances.
Dividends and Distributions
Subject to preferences that may apply to any Preferred Shares outstanding at the time, the holders of Ordinary Shares are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

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Under Irish law, we may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. Distributable profits are the accumulated realized profits that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital.
The determination of whether we have sufficient distributable profits must be made by reference to our relevant financial statements. Our relevant financial statements are either our last set of audited entity financial statements prepared in accordance with the requirements of the Irish Companies Act and laid before our shareholders at a general meeting or, to the extent that we do not have a prior set of audited entity financial statements or such financial statements do not display sufficient distributable profits to implement a contemplated dividend or other distribution, unaudited financial statements prepared in accordance with the requirements of the Irish Companies Act which are sufficient to enable a reasonable judgment to be made as to our distributable profits and which are filed with the Irish Companies Registration Office.
In addition, no dividend may be paid or other distribution, share repurchase or redemption made by us unless our net assets are equal to, or exceed, the aggregate of our called-up share capital plus our un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce our net assets below such aggregate. Un-distributable reserves include the un-denominated capital, the capital redemption reserve fund, and the amount by which we accumulated unrealized profits that have not previously been utilized by any capitalization exceed our accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
The Memorandum and Articles of Association authorizes our board of directors to pay such dividends as appears to our board of directors to be justified by our profits. If, at any time, the share capital is divided into different classes, our board of directors may pay such dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. A dividend shall be declared and paid according to the amounts paid-up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid, including Ordinary Shares.
Our board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by our board of directors.
The Memorandum and Articles of Association provides that a general meeting declaring a dividend, may upon the recommendation of our board of directors, direct that it shall be satisfied by the distribution of assets (including paid-up shares or securities of any other body corporate).
The Memorandum and Articles of Association provides that all unclaimed dividends or other monies payable by us in respect of a share may be invested or otherwise made use of by our board of directors for our benefit until claimed. Furthermore, any dividend unclaimed after a period of 12 years from the date the dividend became due for payment shall be forfeited and shall revert to us.
Share Repurchases, Redemptions and Treasury Shares
Under Irish law, a company may acquire its own shares by: (i) on-market purchase on a recognized stock exchange, which includes the NYSE or (ii) off-market purchase (i.e., other than on a recognized stock exchange).
For us to make on-market purchases of Ordinary Shares, our shareholders must provide general authorization to us to do so by way of ordinary resolution. Such authority can be given for a maximum period of five years before it is required to be renewed and must specify: (i) the maximum number of Ordinary Shares that may be purchased and (ii) the maximum and minimum prices that may be paid for the Ordinary Shares, either by specifying particular sums or providing a formula. For an off-market purchase, the proposed purchase contract must be authorized by a special resolution of our shareholders before being entered into.
Separately, a company may acquire redeemable shares by redemption (as opposed to purchase) once permitted to do by its constitution without the need for separate shareholder authority.
The Memorandum and Articles of Association provides that, unless our directors determine to treat such acquisition as a purchase for the purposes of the Irish Companies Act, an Ordinary Share shall be automatically deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between us (including any agent or broker acting on our behalf) and any person, pursuant to which we acquire

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or agree to acquire Ordinary Shares or interests therein, such that the acquisition of those Ordinary shares will be effected as a redemption. If the Memorandum and Articles of Association did not contain such provision, the acquisition of Ordinary Shares by us would need to be effected as an on-market purchase or off-market purchase, as described above.
Under Irish law, the acquisition of our shares by purchase or redemption, is required to be made out of: (i) distributable profits or (ii) the proceeds of a new issue of shares made for the purpose of the redemption or purchase.
Under Irish law, purchased and redeemed shares may be canceled or held as treasury shares, provided that the aggregate nominal value of treasury shares held by us at any time must not exceed 10% of our company capital (consisting of the aggregate of all amounts of nominal share capital plus share premium paid for our shares, plus certain other sums that may be credited as such). We cannot exercise any voting rights in respect of any treasury shares. Treasury shares may be re-issued on-market or off-market or canceled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or may be required to be canceled after one or three years. The off-market re-issuance of treasury shares must be made pursuant to a valid and subsisting shareholder authority granted by way of a special resolution of our shareholders setting the maximum and minimum prices at which such shares may be re-issued.
Purchases by Subsidiaries
Under Irish law, any of our subsidiaries may purchase our shares either on-market or off-market, provided such purchases are authorized by our shareholders, as described above. The redemption option is not available to any of our subsidiaries.
Our shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% described above. While a subsidiary holds any of our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary must be funded out of distributable profits of such subsidiary.
Liens on Shares, Calls on Shares and Forfeiture of Shares
The Memorandum and Articles of Association provides that we will have a first and paramount lien on every issued share (not being a fully paid share) for all amounts payable to us in respect of such share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any of our shares to be paid, and if payment is not made, the shares shall be subject to forfeiture.
Consolidation and Subdivision
Under Irish law and the Memorandum and Articles of Association, we may, by ordinary resolution of our shareholders, consolidate all or any of our share capital into shares of larger nominal value, or subdivide all or any of our share capital into shares of smaller nominal value, than are fixed by the Memorandum and Articles of Association.
Reduction of Capital
Under the Memorandum and Articles of Association, we may reduce our company capital in any way we think expedient as permitted by the Irish Companies Act. Under the Irish Companies Act, a reduction of company capital requires the approval by special resolution of our shareholders and the confirmation of the High Court of Ireland.
Variation of Rights Attaching to a Class of Series of Shares
Under Irish law and the Memorandum and Articles of Association, any variation of class rights attaching to our issued shares must be approved: (i) in writing by the holders of at least 75% of the issued shares of that class (excluding any shares held as treasury shares) or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, but not otherwise.
Serious Loss of Capital
If our directors becomes aware that our net assets are half or less of the amount of our called-up share capital, they must convene an extraordinary general meeting of our shareholders no later than 28 days after the earliest date

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that fact is known to any director for the purpose of considering whether any, and if so what, measures should be taken to deal with the situation (the meeting to be held within 56 days of that earliest date).
Annual General Meetings
Under Irish law, we are required to hold an annual general meeting in each calendar year at intervals of no greater than 15 months from the previous annual general meeting and no more than nine months after our financial year-end date.
In addition to any Securities and Exchange Commission (“SEC”) mandated resolutions and any shareholder’s resolution properly proposed in accordance with the provisions of the Memorandum and Articles of Association, the business of our annual general meeting will be required to include: (i) the consideration of our statutory financial statements, (ii) a review by our shareholders of our affairs, (iii) the election and re-election of our directors in accordance with the Memorandum and Articles of Association, (iv) the appointment or reappointment of Irish statutory auditors, (v) the authorization of our board of directors to approve the remuneration of the Irish statutory auditors and (vi) if relevant, the declaration of dividends by our shareholders (but not including any dividends resolved to be paid by our board of directors).
The Memorandum and Articles of Association provides that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to appoint a director), a shareholder’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Memorandum and Articles of Association).
In the case of a request for the nomination of a director, the request shall set forth, among other requirements, all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including the person’s written consent to being named in the registration statement and to serving as a director, if elected.
For all other requests, the relevant shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.
No business may be transacted at an annual general meeting other than business that: (i) is proposed by, or at the direction of, our board of directors, (ii) is properly proposed by shareholders in accordance with the Memorandum and Articles of Association or (iii) the chairperson of the annual general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.
Extraordinary General Meetings
Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings. As provided under Irish law and the Memorandum and Articles of Association, extraordinary general meetings may be convened: (i) by our board of directors whenever it thinks fit, (ii) by our board of directors on the requisition of our shareholders holding not less than 10% of the paid-up share capital carrying voting rights, and, if our board of directors defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.
No business may be transacted at an extraordinary general meeting other than business that: (i) is proposed by, or at the direction of our board of directors, (ii) is proposed by the requisitioning shareholders in accordance with the Irish Companies Act, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.
Notice of General Meetings
The Memorandum and Articles of Association requires that an annual general meeting shall be convened by not less than twenty-one clear days’ notice. The Memorandum and Articles of Association requires that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by at least 21 clear days’ notice except that they may be called by not less than fourteen clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution

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reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.
“Clear days” means calendar days and excludes: (i) the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
Quorum for General Meetings
The Memorandum and Articles of Association provides that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises two of our shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all of our shareholders entitled to vote at the relevant general meeting on a poll.
Voting
The Memorandum and Articles of Association provides that each holder of Ordinary Shares is entitled to one vote for each Ordinary Share held by him or her on the record date of the relevant general meeting.
Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Memorandum and Articles of Association, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution.
Irish law requires approval of certain matters by special resolution of our shareholders. Examples of matters requiring special resolutions include:

(i)	amending the Memorandum and Articles of Association;

(ii)	approving a change of our name;

(iii)	disapplying statutory pre-emption rights on the issuance of equity securities;

(iv)	authorizing the purchase by us of our own shares either on-market or off-market;

(v)	setting the maximum and minimum prices at which treasury shares may be re-issued off-market;

(vi)	reducing our company capital;

(vii)	re-registering as another company type under the Irish Companies Act;

(viii)	resolving that we be wound-up by the Irish courts; and

(ix)	resolving in favor of a members’ voluntary winding-up.
See also “Directors – Appointment of the Directors” for disclosure in respect of the voting thresholds that apply to the election of our board of directors.
Corporate Governance
Subject to the requirements of law and the Irish Companies Act, the Memorandum and Articles of Association generally delegates the management of our business to our board of directors. Our board of directors, in turn, is empowered to delegate any of its powers, authorities and discretions (with further power to sub-delegate) to any director, committee (consisting of such person or persons (whether directors or not) as it thinks fit, local or

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divisional board or agent (including officers and employees), but regardless, our board of directors will remain responsible, as a matter of Irish law, for the proper management of our business and affairs.
Directors
Number of Directors and Composition of the Board
The Memorandum and Articles of Association provides that the number of our directors shall be not less than two, with the exact number of directors, from time to time, determined solely by our board of directors from time to time.
Our board of directors is divided into three classes, designated Class I, Class II, and Class III, with the directors of each class serving for staggered three-year terms. The Class I directors were initially appointed to serve as directors until the conclusion of our 2023 annual general meeting, the Class II directors were initially appointed to serve as directors until the conclusion of our 2024 annual general meeting and Class III directors were initially appointed to serve as directors until the conclusion of our 2025 annual general meeting.
If the size of our board of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible or as the chairperson of our board of directors may otherwise direct, provided that a decrease will not shorten the term of any incumbent director.
The RP Note includes restrictive covenants regarding board size and composition, including a requirement that the board of directors be set (unless RP Ventures agrees otherwise) at four members, two of whom are to be selected by RP Ventures.
Appointment of the Directors
The Memorandum and Articles of Association provides that our directors may be appointed by ordinary resolution of our shareholders in general meeting.
In the event of a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.
The Memorandum and Articles of Association also provides that our board of directors may appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the existing board of directors or as a successor to a director who is not re-elected at an annual general meeting.
Removal of Directors
Under Irish law, our shareholders may remove a director without cause by ordinary resolution before the expiry of his or her period of office, provided that at least 28 clear days’ notice of the resolution is given, and our shareholders comply with the relevant procedural requirements of Irish law. Under Irish law, one or more shareholders representing not less than 10% of the paid-up share capital carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.
Transactions
General
Under Irish law but subject to applicable U.S. securities laws and NYSE rules and regulations, where we propose to acquire another company, the approval of our shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by us under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the Irish Merger Regulations, (ii) the acquisition involves the issuance of new Ordinary Shares or other securities carrying voting rights, which would otherwise trigger the Rule 9 mandatory offer requirements under the Irish Takeover Rules as described below or would constitute a “reverse takeover” under the Irish Takeover Rules or (iii) the acquisition involves the issuance of new Ordinary Shares or rights to subscribe for, or convert another security into, Ordinary

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Shares and we have insufficient headroom in our authorized share capital or our directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby we acquire securities of another company or a business or assets of any kind and pursuant to which we are, or may be, obliged to increase by more than 100%, our then existing issued share capital carrying voting rights.
Under Irish law, where another company proposes to acquire us, the requirement of the approval of our shareholders will depend on the method of acquisition, as described below.
Takeover Offer
Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.
In the case of a takeover offer, where a bidder has acquired or agreed to acquire not less than 80% of our shares (or relevant class of our shares) to which the offer relates, the bidder may require any non-accepting shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
Statutory Scheme of Arrangement
Under Irish law, a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland.
Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.
Statutory Merger
It is possible for us to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution of our shareholders and sanctioned by the High Court of Ireland. If the consideration that is proposed to be paid to our shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Dissenters’ Rights, Appraisal Rights
As described above, Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.
In the case of a takeover offer, where a bidder has acquired or contracted to acquire not less than 80% of the shares (or relevant class of shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
In the case of a takeover by statutory scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.
In the case of a direct domestic merger or direct cross-border merger, as described above, which has been approved by the requisite majority of our shareholders, if the consideration that is proposed to be paid to our

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shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Disclosure of Interests in Shares
Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of our voting share capital, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests.
Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify us if, as a result of a transaction, that person will be interested in 3% or more of the Ordinary Shares (or any other voting class) or if, as a result of a transaction, a person who was interested in more than 3% of the Ordinary Shares (or any other voting class) ceases to be so interested. Where a person is interested in more than 3% of the Ordinary Shares (or any other voting class), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to us.
The relevant percentage figure is calculated by reference to the aggregate nominal value of the Ordinary Shares (or shares of another voting class) in which the person is interested as a proportion of the entire nominal value of the issued Ordinary Shares (or shares of another voting class). Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to us within five business days of the transaction or the alteration that gave rise to the notification requirement.
Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any Ordinary Shares (or shares of another voting class) held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, a person so affected may apply to the High Court of Ireland for relief.
In addition to the above disclosure requirement, under the Irish Companies Act, we may, by notice in writing, require a person whom we know or have reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in our share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as we may specify in the notice.
Where such a notice is served by us on a person who is, or was, interested in our shares and that person fails to give us any of the requested information within the reasonable time specified, we may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

a)	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

b)	no voting rights shall be exercisable in respect of those shares;

c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

d)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.
Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.
The Irish Takeover Rules and the Substantial Acquisition Rules

EXHIBIT 4.7
We are subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish incorporated public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. In particular, transactions in which a person or persons acting in concert seeks to acquire securities carrying 30% or more of our voting rights (the control threshold under the Irish Takeover Rules) will be subject to the Irish Takeover Rules and the jurisdiction of the Irish Takeover Panel.
The Irish Takeover Rules impose obligations on us and our directors (and on transaction counterparties) in the circumstances of a takeover offer (solicited or unsolicited, recommended or hostile) and other relevant transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.
The General Principles
The Irish Takeover Rules are based on (and interpreted by the Irish Takeover Panel in accordance with) the following General Principles:

a)	in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

b)	the holders of securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

c)	a target company’s board of directors must act in the interests of the target company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

d)	false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

e)	a bidder can only announce an offer after ensuring that such bidder can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

f)	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

g)	a substantial acquisition of securities, whether to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Directors Obliged to Take Independent Advice and Give Considered Views
Our board of directors will be obliged to take competent independent advice from a financial adviser on every formal takeover offer (and new equity issuances involving a change of control) and to issue a circular to our shareholders setting out the substance and source of that advice and the considered views of the directors.
Mandatory Offer Requirements
In certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control may be required to make a mandatory cash offer in accordance with Rule 9 of the Irish Takeover Rules for the remaining Ordinary Shares at a price not less than the highest price paid for the shares by that person or its concert parties

EXHIBIT 4.7
during the previous 12 months. Save with the consent of the Irish Takeover Panel, this Rule 9 mandatory offer requirement is triggered:

a)	if an acquisition of shares, or any interest therein, would result in a person or persons acting in concert holding, directly or indirectly, shares representing 30% or more of voting rights of the Company; and

b)	where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of the Company, if an acquisition of shares, or any interest therein, would result in the percentage of the voting rights of the Company held, directly or indirectly, by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the Rule mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of independent shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The Rule 9 mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of the Company.
Minimum Price Requirements and Requirements to Make a Cash Offer
If a person makes a voluntary takeover offer to acquire Ordinary Shares, the offer price must not be less than the highest price paid for the Ordinary Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period (which generally commences at the time of the first announcement of that offer as a proposed offer or a possible offer (with or without terms)). The Irish Takeover Panel has the power to extend the look back period to 12 months if, taking into account the General Principles, it believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired or acquires Ordinary Shares: (i) during the 12 month period prior to the commencement of the offer period that represent more than 10% of the Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per Ordinary Share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (i), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the Ordinary Shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
Frustrating Action
Save with the approval of our shareholders given at a duly convened general meeting of our shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel, once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent, we will not be permitted to take (and are obliged to procure that none of our subsidiaries takes) any action (other than seeking alternative offers) which might result in the frustration of that offer or possible offer or in our shareholders being denied the opportunity to decide on the merits of that offer or possible offer. These include, without limitation, actions such as (i) the issue or grant of shares, (ii) the issue or grant of options to subscribe for shares, (iii) the creation or issue of securities conferring rights of conversion into shares, (iv) acquisitions or disposals of material assets and (v) entering into contracts other than in the ordinary course of business.
Substantial Acquisition Rules
The Irish Takeover Panel is also responsible for administering the Substantial Acquisition Rules 2007 (or SARs), which govern substantial acquisitions of shares and other voting securities in an Irish incorporated public limited company listed on certain stock exchanges, including the NYSE. Among other matters, the SARs regulate the speed at which a person may increase such person’s holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of a relevant company. Except in certain circumstances, an acquisition, or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of a relevant company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
RP Note

EXHIBIT 4.7
The RP Note restricts our pursuit or acceptance of any offer with respect to any recapitalization, reorganization, merger, business combination, purchase, sale, loan, notes issuance, issuance of other indebtedness or other financing or similar transaction, or to any acquisition by any person or group, which would result in any person or group becoming the beneficial owner of 2% or more of any class of equity interests or voting power or consolidated net income, revenue or assets, of the Company (in each case other than with RP Ventures LLC or Runa Capital Fund II, L.P.), without the prior written consent of RP Ventures LLC.

Shareholder Rights’ Plan and Anti-Takeover Measures
Subject to applicable law, the Memorandum and Articles of Association provides our board of directors with the power to adopt a shareholder rights’ plan upon such terms as our board of directors deems expedient in our best interests, including, without limitation, where our board of directors is of the opinion that a rights’ plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control or accumulation of shares in the capital or interests therein, and to exercise any power to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Ordinary Shares or Preferred Shares in accordance with the terms of such rights’ plan.
Our ability to adopt a rights’ plan or to take other anti-takeover measures after our board of directors has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules, described above. A number of Irish companies have pre-existing rights’ plans which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.
Duration, Dissolution, Rights Upon Liquidation
Our duration of existence is unlimited. We may be dissolved and wound-up at any time by way of a members’ voluntary winding-up or a creditors’ winding-up. In the case of a members’ voluntary winding-up, a special resolution is required. We may also be dissolved by way of court order on the application of a creditor, by the Irish Registrar of Companies as an enforcement measure where we have failed to file certain returns or by the Irish Director of Corporate Enforcement where our affairs have been investigated by an inspector and it appears from the inspector’s report or any information obtained by the Irish Director of Corporate Enforcement that we should be wound-up.
The Memorandum and Articles of Association provides that our shareholders shall be entitled to participate in any surplus assets available for distribution in a winding-up, (i.e., following the settlement of all claims of creditors), pro rata to their respective holdings of Ordinary Shares.
The rights the holders of Ordinary Shares and the holders of Deferred Shares will be subject to the preferential rights of any class or series of preference shares in issue from time to time (which might include preferential rights to participate in any surplus assets available for distribution in a winding-up in priority to the holders of Ordinary Shares and the holders of Deferred Shares).
Limitation of Liability and Indemnification
Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director or officer against, liability in connection with any negligence, default, breach of duty or breach of trust by a director or officer in relation to the company. The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
Under the Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director, officer or employee, and each person who is or was serving at our request as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by him or her in the

EXHIBIT 4.7
execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
The Memorandum and Articles of Association does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Irish law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Memorandum and Articles of Association, we can purchase insurance on behalf of any person whom we are required or permitted to indemnify.
We have entered into deeds of indemnity with each member of our board of directors and each of our executive officers (as well as certain other officers). These deeds of indemnity require us to indemnify each of our directors and executive officers (as well as the other officers signatory to such agreements), to the fullest extent permitted by Irish law, against damages, losses, liabilities, judgments, penalties, fines, amounts paid in settlement and reasonable expenses incurred in connection with any actual or threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, hearing or investigation to which the indemnitee is a party or other participant, or is threatened to be made a party or other participant, by reason of the fact that such person is or was serving as a director, officer, employee, agent or fiduciary of MariaDB or any of our subsidiaries, or by reason of the fact that such person was serving at our request as a director, officer, employee, agent or fiduciary of another entity. The deeds of indemnity also provide customary rights to advancement of expenses incurred by an indemnitee in connection with such proceedings.
In addition, MariaDB USA, Inc., a Delaware corporation and a wholly owned subsidiary of MariaDB, entered into indemnification agreements with each member of our board of directors and each of our executive officers (as well as certain other officers) that provide them similar rights to indemnification and advancement of expenses from MariaDB USA, Inc., to the fullest extent permitted by Delaware law.
We have also entered into a deed of indemnity rights with Theodore Wang, who served as a director and the chief executive officer of APHC and was a member of our board of directors, to provide contractual indemnification rights consistent with Section 7.11 of the Merger Agreement. Pursuant to the deed of indemnity rights, we have agreed to provide Dr. Wang indemnification against losses and liabilities and rights to advancement of expenses and costs relating to claims, suits or proceedings arising from his service to APHC as director or officer occurring at or prior to the effective time of the Merger. In addition, we have entered into deeds of indemnity rights on the same terms with certain other persons who served as directors and officers of APHC prior to the consummation of the Merger.
The limitation of liability and indemnification provisions that are in the Memorandum and Articles of Association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. Moreover, a shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our Ordinary Shares is Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company.
Listing
Our Ordinary Shares are listed on The New York Stock Exchange under the symbols “MRDB.”
Warrants

EXHIBIT 4.7
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the APHC IPO or 30 days after the completion of the Merger. A warrant holder may exercise its Public Warrants only for a whole number of Ordinary Shares, meaning that only a whole Public Warrant may be exercised at any given time by a warrant holder. The Public Warrants will expire on the date that is five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying the obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Public Warrant unless Ordinary Shares issuable upon such warrant exercise have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire and become worthless. In no event will we be required to net cash settle any Public Warrant.
Under a Registration Rights Agreement, we filed and caused to become effective with the SEC a registration statement for the registration under the Securities Act of the Ordinary Shares issuable upon exercise of the Public Warrants. We will use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Warrant Agreement, dated as of May 18, 2021 between APHC and Continental, as amended by the Warrant Amendment Agreement, dated December 16, 2022, by and among APHC, Continental and Computershare which governs the Public Warrants and the Private Placement Warrants (together, the “Warrant Agreement”). If a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants had not been effective by the sixtieth (60th) business day after the closing of the Merger, warrant holders could have, until such time as there was an effective registration statement, and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and pursuant to the terms of the Warrant Agreement and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Ordinary Shares equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Ordinary Shares for each of 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share.
If and when the Public Warrants become redeemable, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period referenced above.

EXHIBIT 4.7
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless basis” and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 per share warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Ordinary Shares equals or exceeds $10.00. Once the Public Warrants become exercisable, we may call the Public Warrants (and the Private Placement Warrants on the same terms, if the price is less than $18.00 per Ordinary Share) for redemption:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Ordinary Shares except as otherwise described below; and

●
if, and only if, the closing price of Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ -Warrants-Public Warrants-Anti-Dilution Adjustments”) for each of 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth in the first three paragraphs under the heading “ -Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

EXHIBIT 4.7

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of Public Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.
As stated above, we can redeem the Public Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Ordinary Shares are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (a) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (b) one minus the quotient of (x) the price per share

EXHIBIT 4.7
of Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares, as applicable, on account of such Ordinary Shares or Ordinary Shares (or other shares of our capital stock into which the Public Warrants are convertible), other than, in relevant part, (a) as described above, or (b) certain ordinary cash dividends, , then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Ordinary Shares in respect of such event.
If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Ordinary Shares in such a transaction is payable in the form of securities or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants will be issued in registered form under the Warrant Agreement between Computershare, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant or amend the terms of the Private Placement Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

EXHIBIT 4.7
The issue of Ordinary Shares upon the exercise of Public Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement shall be conditional on the additional payment by, or on behalf of, the relevant holder to the Company, by way of additional subscription, of an amount in cash at least equal to the aggregate par value of such Ordinary Shares.
The Warrant Agreement provides that, to the extent that the exercise of any Public Warrants by a holder would result (i) in the holder, alone or together with any person(s) acting in concert (within the meaning of the Irish Takeover Rules) with that holder, holding, directly or indirectly, shares in the capital of the Company representing 30% or more of the voting rights in the Company or (ii) where a holder, alone or together with any person(s) acting in concert with such holder already hold(s) shares representing 30% or more of the voting rights in the Company, in the percentage of the voting rights in the Company held, directly or indirectly, by such holder, alone or together with its concert parties, increasing by more than 0.05% within a 12-month period, the provisions of regulation 6 of the Memorandum and Articles of Association shall be applicable to such exercise, to the effect that any Ordinary Shares issuable upon exercise of such Public Warrants shall be issued as "Restricted Voting Ordinary Shares", carrying no rights to receive notice of or to attend or vote at any general meeting of the Company, unless (i) the holder and/or its concert parties makes a mandatory offer to the other shareholders in accordance with Rule 9 of the Irish Takeover Rules or (ii) the Company obtains the approval of the Irish Takeover Panel for a waiver of the obligation to make a Rule 9 offer. The restrictions continue until the occurrence of certain re-designation events, which are set out in more detail above in this section under the title “Restricted Voting Ordinary Shares”.
Our Public Warrants are listed on The New York Stock Exchange under the symbols “MRDBW.”

Private Placement Warrants
The Private Placement Warrants (including the Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable by the permitted transferees of the Sponsor holding such warrants until the earlier to occur of (i) 180 days after the date of the closing of the Merger, and (ii) the date on which we complete a subsequent liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and they will not be redeemable by us so long as they are held by the permitted transferees of the Sponsor holding such warrants (except as set forth under “-Warrants-Public Warrants-Redemption of warrants when the price per share of Ordinary Shares equals or exceeds $10.00”). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. Notwithstanding the foregoing, the Private Placement Warrants may be transferred, assigned or sold by the permitted transferees of the Sponsor holding such warrants in certain limited circumstances including: (i) to us, our officers or directors, any affiliates or immediate family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (ii) (A) to another entity that is an affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or its affiliates or who shares a common investment advisor with the Sponsor, (B) as part of a distribution to members, partners or shareholders of the Sponsor or (C) by gift to a charitable organization, (iii) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) and (ii) above, (iv) by virtue of the laws of the state of the Sponsor’s organization and the Sponsor’s organizational documents upon dissolution of the Sponsor, (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (vi) to any person pursuant to any forward purchase agreements that have been entered into prior to January 31, 2022 or to an individual that was an officer of APHC prior to the closing of the Merger, and (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, which results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that it was agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether the Sponsor or its permitted transferees would be affiliated with us. If they remain affiliated with us, their ability to sell our

EXHIBIT 4.7
securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Ordinary Shares issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, it is believed that allowing the holders to exercise such warrants on a cashless basis is appropriate.
The Private Placement Warrants will be issued in registered form under the Warrant Agreement between Computershare, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Private Placement Warrants.
The issue of Ordinary Shares upon the exercise of Private Placement Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement shall be conditional on the additional payment by, or on behalf of, the relevant holder to the Company, by way of additional subscription, of an amount in cash at least equal to the aggregate par value of such Ordinary Shares.
The Warrant Agreement provides that, to the extent that the exercise of any Private Placement Warrants by a holder would result (i) in the holder, alone or together with any person(s) acting in concert (within the meaning of the Irish Takeover Rules) with that holder, holding, directly or indirectly, shares in the capital of the Company representing 30% or more of the voting rights in the Company or (ii) where a holder, alone or together with any person(s) acting in concert with such holder already hold(s) shares representing 30% or more of the voting rights in the Company, in the percentage of the voting rights in the Company held, directly or indirectly, by such holder, alone or together with its concert parties, increasing by more than 0.05% within a 12-month period, the provisions of regulation 6 of the Memorandum and Articles of Association shall be applicable to such exercise, to the effect that any Ordinary Shares issuable upon exercise of such Private Placement Warrants shall be issued as "Restricted Voting Ordinary Shares", carrying no rights to receive notice of or to attend or vote at any general meeting of the Company, unless (i) the holder and/or its concert parties makes a mandatory offer to the other shareholders in accordance with Rule 9 of the Irish Takeover Rules or (ii) the Company obtains the approval of the Irish Takeover Panel for a waiver of the obligation to make a Rule 9 offer. The restrictions continue until the occurrence of certain re-designation events, which are set out in more detail above in this section under the title “Restricted Voting Ordinary Shares”.